Exhibit 99.1

Press Release

For immediate release

Vermont and Québec reach new energy agreement

ESSEX, VT -- Vermont’s two largest utilities and HQ Energy Services (U.S.), a subsidiary of Hydro-Québec, signed today a 26-year contract that will provide renewable low-emission energy.

The contract, announced at a news conference attended by Vermont Governor Jim Douglas and Québec Premier Jean Charest, was hailed by utilities and officials from both governments.

“Our strong relationship with our friends in Québec is vital to the economic well-being of Vermont. This agreement will help ensure a clean competitively priced energy future for Vermonters,” Douglas said. “It will provide stable renewable power at a competitive price for 26 years, starting in 2012, and will help Vermont’s power supply remain arguably the nation’s cleanest. Green Mountain Power (GMP) and Central Vermont Public Service (CVPS) have negotiated an agreement that will benefit customers well beyond their service territories, for which I am most grateful.”

“Following the Vermont legislature's recognition of the renewable nature of hydroelectricity, regardless of the capacity of the power plants that produce it, this agreement marks an important milestone in Québec and Vermont's on-going leadership in the fight against climate change,” said Charest. "For years to come, Québec will maintain an important customer relationship for one of its most valuable exports: hydroelectricity. This win-win agreement will create revenues for Québec, contributing to the affluence of its population and to the reduction of public debt. And thanks to our decades-long energy partnership, Vermonters will continue to benefit from a reliable, renewable low-emitting energy source.”

Under the agreement, which  will now go to the Vermont Public Service Board for review, Vermont will purchase up to 225 megawatts of energy, predominantly hydroelectricity, from HQ Energy Services (U.S.) (HQUS) starting in November 2012 and ending in 2038. HQUS markets electricity from Hydro-Québec's generating fleet, whose output is 98% hydroelectric. The agreement includes a price-smoothing mechanism that will shield customers from volatile market prices. The price will start at approximately six cents per kilowatt hour. The final price for deliveries starting in 2012 will be set in December 2010. In addition, HQUS and the Vermont utilities will share any future revenues related to environmental attributes.

Other Vermont utilities have identified the amounts of power that they intend to buy under this agreement, which was negotiated by CVPS and GMP on their behalf. They will also be participating in the review process before the Vermont Public Service Board.

“The agreement will ensure that the cost of this renewable power from Québec remains linked to sustained market prices over time, while ironing out the highest of the highs and the lowest of the lows,” CVPS President Bob Young and GMP President Mary Powell said in a joint statement. “The price will be tied to inflation and electricity market price indexes, ensuring we avoid price spikes, and it will begin at a rate comparable to what we pay Hydro-Québec today. This market-following component of the price will also benefit our customers by adjusting downward in the event that future power market prices decline. Overall, we believe it is an attractive deal for Vermont, and are pleased to include other Vermont utilities as well.”

“We are very pleased to continue providing Vermonters with reliable renewable low-emitting energy,” said Thierry Vandal, President and Chief Executive Officer of Hydro-Québec. “With this agreement, Vermonters are helping ensure that they maintain their commitment to renewable energy and minimize greenhouse gas emissions. Like all successful longstanding relationships, ours continues to be mutually rewarding.”

Young, who recently announced plans to retire next May, said completing the contract was one of his top goals for his final year at CVPS. “We have made tremendous environmental gains over the past decade, and this agreement will provide long-lasting environmental benefits, especially compared to other baseload alternatives, which are more expensive and would result in significant air and greenhouse gas effects,” Young said.

“At GMP, a key part of our energy strategy has been to pursue a broader partnership with HQUS and lock in long-term supplies with low economic and environmental costs,” Powell said. “Today we can proudly say we have achieved that goal. This will serve our customers well.”

Vermont has purchased energy from Québec for decades. In the early 1980s, the first longer-term power deals were established.  The current Vermont-Hydro-Québec contract, which was signed on December 4, 1987, phases out largely in 2016. The current contract has proven to be a sound agreement for Vermont, helping GMP and CVPS maintain clean portfolios and rates that are among the lowest in New England.

The energy contract was negotiated by Central Vermont Public Service (NYSE-CV), Green Mountain Power and H.Q. Energy Services (U.S.) Inc., an indirect wholly owned subsidiary of Hydro-Quebec. The other Vermont utilities that have confirmed their intent to purchase energy under this agreement are Vermont Public Power Supply Authority, Vermont Electric Cooperative Inc., Vermont Marble Power Division of Omya Industries Inc., the Town of Stowe Electric Department and the Burlington Electric Department.

Media contacts :
Hugo D’Amours Press secretary Office of the Premier of Québec 418 643-5321	Steve Costello Central Vermont Public Service 802 747-5427
David Coriell Communications director Office of the Governor of Vermont 802 828-3333	Dorothy Schnure Green Mountain Power 802 655-8418
Ariane Connor Media relations Hydro-Québec 514 289-5982